EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (hereinafter referred to as the “Agreement”) has been entered and is effective this 3rd day of May, 2012 (the “Effective Date”), by and between Identive Group, Inc., a Delaware corporation, having its principal executive offices at 1900-B Carnegie Ave., Santa Ana, CA 92705, United States of America (hereinafter together with all the companies directly and indirectly controlled by it referred to as the “Company”), and David Wear, a U.K. citizen being resident in England (hereinafter referred to as the “Executive”).

     The Executive has been appointed Executive Vice-President, Finance, of the Company, as of the Effective Date, and will assume the title Executive Vice-President, Chief Financial Officer and Company Secretary on or before July 1, 2012, as determined by the Chief Executive Officer.

1. POSITION AND RESPONSIBILITIES

     Executive shall serve the Company in the capacity of Executive Vice-President, Finance, and shall report directly to the Chief Executive Officer or such other individual or individuals as the Chief Executive Officer may determine from time to time. Executive shall fully and faithfully perform such duties and exercise such powers as are incidental to such position in connection with the business of the Company, including, but not limited to:

·	oversight of accounting, treasury, tax, insurance, internal controls, audit, compliance, human resource management, regulatory reporting, and payroll functions, together with other general and administrative responsibilities;

·	support of the Company’s Chairman and Chief Executive Officer, as well as the executive management team on the development, execution and monitoring of the Company’s overall strategy;

·	communication and administration of matters relating to the operation of the Company’s Board of Directors, including the Audit Committee and the Compensation Committee; and

·	interface with investors and research analysts on a regular basis.

     The Executive shall be an officer of the Company and shall be a member of its core management group with expected contribution to the overall direction of the Company. Executive shall fully and faithfully perform such duties and fulfill such obligations, as are commensurate with his position and his appointment as Executive. Executive shall devote his full attention by using his best efforts to apply his skills and experience to perform his duties hereunder and promote the interests of the business and projects of the Company.

     On or before July 1, 2012, Executive shall assume the title Executive Vice-President, Chief Financial Officer and Company Secretary. The exact date of such assumption shall be determined by the Chief Executive Officer in consultation with the Executive. Thereupon, Executive shall serve as the Company’s principal financial officer and assume all duties and responsibilities commensurate therewith.

     The Executive acknowledges that he may be required to work beyond the normal work week for the proper performance of his duties, and that he shall not receive further remuneration in respect of such additional hours under applicable law. For the avoidance of doubt, Executive acknowledges and agrees that the nature of his position is such that his working time cannot be measured and that, therefore, this contract falls within the scope of Regulation 20 of the UK Working Time Regulations.

     The Executive shall be normally based at the offices of the Company in Europe, but may maintain a home office at his residence in England. The Company will cover all of the

Executive’s reasonable travel and communication costs to the Company’s offices outside of England as set forth herein.

     The Executive understands and agrees that he will be required to travel extensively to the Company’s various locations and otherwise as may be required for the proper performance of his duties under this Agreement.

2.	COMPENSATION

(a) Fixed Salary. During the Term of this Agreement, the Executive shall be paid an amount of £200,000 per year, payable in twelve (12) equal monthly installments, as fixed salary, less the Executive’s share of taxes, withholdings and social costs.

     (b) Bonus. For services rendered during the Term of this Agreement, the Executive shall be entitled to receive an annual bonus (hereinafter referred to as the “Bonus”) in accordance with guidelines for core management executives in the Identive 2011 Incentive Compensation Plan or any successor plan which applies to other senior executives of the Company as in effect from time to time (the “Bonus Plan”) that sets forth eligibility criteria for a Bonus of up to a maximum of 200% of fixed salary, of which 50% of the actual Bonus amount shall be payable in cash and 50% shall be payable in shares of the Company’s common stock. The actual amount of the Bonus as well as the timing, measurements, and criteria for earning and form and timing of payment shall be determined by the Compensation Committee of Identive in accordance with the Bonus Plan. Any shares of the Company’s common stock issuable in connection with the Bonus will be subject to a twenty-four (24) month lock-up unless otherwise determined by the Compensation Committee. The Executive acknowledges that the structure of the Bonus may be adjusted, as the Company deems appropriate in its sole discretion, to comply with applicable stock exchange requirements and other considerations, including under applicable local law and the requirements of the NASDAQ Stock Exchange and the Frankfurt Stock Exchange.

3.	BENEFITS, PERQUISITES AND BUSINESS EXPENSES

(a) The Executive shall be entitled to participate in any equity incentive plan of the

Company on such terms as may be determined by the Chairman, the Compensation Committee or the Board of Directors of the Company. On the Effective Date, Executive shall be granted options to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the closing price of the common stock on The NASDAQ Global Market on the date of the grant. The term and vesting schedule shall be as set out in the grant notice.

     (b) The Executive shall be entitled to be reimbursed for all reasonable expenses incurred by the Executive in connection with the conduct of the business of the Company pursuant to this Agreement, including costs of travel to and from the Company’s offices outside of England and otherwise on behalf of the Company. Such expenses shall be reimbursed within thirty (30) days following presentation of sufficient evidence of such expenditures.

     (c) The Company shall provide the Executive with customary benefits which are subject to change from time to time at the discretion of the Company.

     (d) The Executive shall be entitled to four (4) weeks of paid vacation per annum in addition to all local national and bank holidays. Any unused vacation at the end of a calendar year may not be carried over to the subsequent year or otherwise accumulated.

     (e) The Company shall provide the Executive with a Company car in accordance with the Company policy as in effect from time to time, which car may also be used privately.

4.	TERM AND TERMINATION

(a) Term. The initial term of this Agreement shall commence on the Effective Date for a 36-month period (the “Term”), unless terminated earlier in accordance with this Section 4. The Term may be extended by the mutual consent of the parties hereto at any time prior to its expiration.

     (b) Termination by the Company or Executive Without Cause. Each of the Company and the Executive shall be entitled to terminate this Agreement at any time without cause by giving the other party twelve (12) months prior written notice of the termination but the Company shall be required to continue to pay the Executive’s monthly fixed salary and, if applicable, any bonus payments (which shall be pro rata for such applicable portion of the then current fiscal year) until the end of the notice period. Executive shall execute such documents and/or agreements, including a waiver and release, as may be required by the Company in connection with such termination, consistent with Company policy and practice as in effect from time to time.

     (c) Termination by the Company for Cause. The Company shall be entitled to terminate this Agreement for cause at any time without notice and without any payment in lieu of notice. In the event of termination for cause, the Company’s obligations hereunder shall immediately cease and terminate and Executive shall be immediately relieved of all of his responsibilities and authorities as an officer, director and employee of the Company and as an officer, director and employee of each and every affiliate in the Company and in such an event there will be no continued monthly salary, fee or any other payments by the Company to the Executive. For purposes of this paragraph 4(c), “cause” shall include, without limitation, the following circumstances:

     (i) The Executive has been convicted of, pled guilty to, or pled nolo contendere to a criminal offence involving a felony, a crime of moral turpitude or a crime of unjust enrichment at the expense of the Company.

     (ii) Executive, in carrying out his duties hereunder, (A) has been willfully and grossly negligent, or (B) has committed willful and gross misconduct or, (C) has failed to comply with a lawful instruction or directive from the Chairman or CEO of the Company and which is not otherwise cured within thirty (30) days of notice of such breach,

     (iii) The Executive has breached a material term of this Agreement, which is not cured within ninety (90) days.

     Termination of this Agreement for cause shall be effective upon the date of the notice of termination given to the Executive and the lapse of any applicable cure period without remedy of the matters set out in such notice.

(d)	Termination Following a Change of Control.

(i) Definition of Change of Control. For purposes of this Section 4(d), the term "Change of Control" of the Company is defined as:

     (A) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or

     (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

     (C) a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or

     (D) individuals who, as of the date hereof, constitute the entire Board of Directors of the Company (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the then Incumbent Directors shall be, for purposes of this provision, considered as though such individual were an Incumbent Director;

     (E) any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

     (F) the Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

     (ii) Rights and Obligations Upon Termination Following a Change of Control. If, within twelve (12) months following a Change of Control, the Company (or its successor) terminates Executive other than for cause (as set out in Section 4(c) above), then, provided Executive executes a general release in a form determined by the Company at the time of termination and such release is not revoked and becomes irrevocable on or before the sixtieth (60th) day following the date of Executive’s termination:

     (A) Executive shall be entitled to receive a severance payment equal to 200% of his annual Fixed Salary as in effect as of the date of such termination, less applicable withholding, payable in a lump sum, subject to any applicable tax or other withholdings, on the sixtieth (60th) day following the date of the Executive’s termination;

     (B) The vesting of shares subject to all stock options granted by the Company to Executive prior to the Change of Control which, assuming Executive's continued employment with the Company, would have become vested and exercisable within eighteen (18) months following the date of termination shall accelerate and become vested and exercisable as of the sixtieth (60th) day following the date of the Executive’s termination; and

     (C) If (1) Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended, and (2) Employee elects continuation coverage pursuant to Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA, reimbursement for health care coverage under COBRA, until the earliest of (x) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (y) six (6) months following such termination, or (z) for such shorter period until Executive obtains new employment offering health insurance coverage. Payment of the reimbursable amount will be made in a lump sum, subject to any applicable tax or other withholdings, on the last day of the period for which the Executive is entitled to reimbursement.

     (iii) Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive's benefits under this Agreement shall be either (A) delivered, subject to any applicable tax or other withholdings, in full, or (B) delivered, subject to any applicable tax or other withholdings, to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

     Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

     (iv) Anything herein to the contrary notwithstanding, this Section 4(d) shall not apply where the Executive gives the Executive's explicit written waiver stating that for purposes of this Section 4(d) a Change in Control shall not be deemed to have occurred. The Executive's participation in any negotiations or other matters in relation to a Change in Control shall in no way constitute such a waiver which can only be given by an explicit written waiver as provided in the preceding sentence.

     (v) Executive understands and agrees that the payments provided for in this Section 4(d) may be subject to a vote, advisory or otherwise, by the Company’s stockholders under the Securities Exchange Act of 1934 and the rules promulgated thereunder by the U.S. Securities and Exchange Commission, together with additional requirements that may be imposed by any stock exchange upon which the Company’s common stock or other securities are listed from time to time. The Company’s obligations to make the payments provided for in this Section 4(d) are subject to, and may be limited by, such rules and regulations as in effect from time to time.

     (e) Effect of Termination. The Executive agrees that, upon termination of this Agreement for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned any position that Executive may have as an officer, director or employee of the Company and each and every affiliate of the Company. In such event, Executive shall, at the request of the Company or any affiliate in the Company, forthwith execute any and all documents appropriate to evidence such resignation. The Executive shall not be entitled to any payment in respect of such resignation in addition to those provided for herein, except as expressly provided for pursuant to any other agreement entered into with any affiliate in the Company.

     (f) Survival of Terms. It is expressly agreed that notwithstanding termination of this Agreement for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of the Executive and the Company, respectively, in relation to the time up to and including the date of termination and the provisions of paragraphs 3(b), 5, 6 and 7 of this Agreement, all of which shall remain and continue in full force and effect.

5.	CONFIDENTIAL INFORMATION

(a) Executive agrees not to disclose, either during the Term of this Agreement or at any time for a period of three (3) years after the expiration or termination of this Agreement, to any person not employed by the Company or by any subsidiary or affiliate of the Company or not engaged to render services to the Company or to any such subsidiary or affiliate, any trade secrets or confidential information of or relating to the Company or any of its subsidiaries or affiliates obtained by the Executive during the Term hereof; provided, however, that this provision shall not preclude the Executive from the use or disclosure of information that is (i) known generally to the public (other than that which the Executive may have disclosed in breach of this Agreement), (ii) required to be disclosed in accordance with applicable law or pursuant to a court order applicable to the Executive, or (iii) otherwise authorized by the Chairman and Chief Executive Officer of the Company to be disclosed by the Executive. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, research and development, data, software developments, documents and information regarding the Company’s technologies, operations, business methods, plans, strategies, marketing, customers, prospects, vendors, business relationships, legal affairs, financial affairs, financial projections, sales, revenues, debts, costs, investors, equity structure, compensation, personnel data, and all other proprietary or confidential documents, information, hardware, software, and data related to or owned by the Company. The term “trade secrets” shall have the meaning ascribed to that term by applicable state or federal law.

     (b) The Executive also agrees that upon termination of this Agreement for any reason whatsoever, Executive will not take, reproduce in any medium, or use, without the prior written consent of the Chairman and Chief Executive Officer of the Company, any drawing, blueprint, specification, report, financial data or other document belonging or relating to the Company or any of its subsidiaries or affiliates. Executive agrees to promptly return to the Company, or at the Company’s request, destroy any such materials.

     (c) Executive understands and agrees that any and all right or interest the Executive obtains in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, expressions, discoveries, improvements and patent or patent rights which are authored, conceived, devised, developed, reduced to practice, or otherwise obtained by the Executive prior to the termination of this Agreement which relate to or arise out of Executive’s employment are expressly regarded as “works for hire,” as that term is defined in United States Copyright Act (17 U.S.C. Section 101) or works invented or authored within the scope of employment (the “Inventions”). The Executive hereby assigns to the Company the sole and exclusive right to such Inventions. The Executive agrees to promptly disclose to the Company any and all such Inventions, and that, upon request of the Company, the Executive will execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company’s trade secrets and proprietary interest in such Inventions. The obligations of this paragraph shall continue beyond the termination of the Executive’s employment with respect to such Inventions conceived of, reduced to practice, or developed by the Executive during the Term of this Agreement. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by the Executive for any assistance rendered to the Company pursuant to this Section.

     In the event the Company is unable, after reasonable effort, to secure the Executive’s signature on any patent application, copyright or trademark registration or other analogous protection relating to an Invention, the Executive hereby irrevocably designates and appoints the Company as its duly authorized officer and agent and the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by the Executive.

6.	NON-COMPETITION, NON-SOLICITATION

(a) The Executive agrees that, during the Term of this Agreement, the Executive shall not engage in or participate in any entity in any industry that competes, directly or indirectly, with the businesses of the Company or any affiliate in the Company. The Executive agrees that, during the Term of this Agreement and for thirty-six (36) months thereafter, the Executive shall not solicit any business, customer, employee or consultant from the Company or any of its affiliates. The Executive acknowledges that these restrictions are reasonable in scope and duration, and that the Executive has received valuable consideration in exchange for agreeing to these restrictions.

     (b) During the Term of this Agreement, the Executive undertakes to seek the prior written approval of the Chairman or CEO of the Company before accepting any board or advisory positions with third parties.

7.	COMPLIANCE WITH SECTION 409A

(a) General. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company). For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

     (b) No Guaranty of 409A Compliance. Notwithstanding the foregoing, the Company does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of, Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary of Executive for any tax, additional tax, interest or penalties that Executive or any beneficiary of Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

8. NOTICES

     Any notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by personal delivery, overnight courier or by facsimile to the party entitled thereto at the address stated at the beginning of this Agreement or at such other address as the parties may have specified by similar notice.

     Any such notice shall be deemed delivered on the tenth business day following the mailing thereof if delivered by prepaid post or if given by means of personal delivery on the day of delivery thereof or if given by means of courier or facsimile transmission on the first business day following the dispatch thereof.

9. ASSIGNMENT

     The respective rights and obligations of the Company under this Agreement shall be assignable, in whole or in part, to any company under the direct or indirect control of Identive Group, Inc. (the “Permitted Assignment”). With the exception of the Permitted Assignment, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, inure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10. APPLICABLE LAW

     This Agreement has been executed by a duly authorized officer of the Company and shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with the laws of Delaware, except to the extent that Section 2(a) and Sections 3(b), (c) and (d) may be within the exclusive purview of the employment laws of England and Wales.

11. ARBITRATION

     In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered in accordance with the UNCITRAL Arbitration Rules as then in force. The proceedings shall be held in the English language and the seat of the arbitral tribunal shall be in the city of London, England, with one arbitrator and with each party bearing their own costs.

     EACH OF THE COMPANY AND EXECUTIVE ACKNOWLEDGES AND AGREES THAT, BY AGREEING TO ARBITRATE, EACH PARTY IS WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND IS WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

12. AMENDMENT OR MODIFICATION; WAIVER

     No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and signed by the Executive. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

13. PRIOR AGREEMENT; ENTIRE AGREEMENT

     Executive represents that the performance of his duties as an officer and employee of the Company will not breach any agreement with a prior employer or any other party, and Executive agrees that he will not disclose to the Company or induce the Company to use any confidential information or trade secrets belonging to a prior employer or any other party.

     This Agreement contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters.

14. COUNTERPARTS AND SIGNATURES

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic signature (including signature in Adobe PDF or similar format).

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in two counterparts on the date first above written.

IDENTIVE GROUP, INC.

By: /s/ Ayman S. Ashour Ayman S. Ashour Chairman and Chief Executive Officer

EXECUTIVE

/s/ David Wear David Wear